EXHIBIT 99.1

Broadridge Announces CFO Transition

NEW YORK, Jul. 9, 2020 -- Broadridge Financial Solutions, Inc. (NYSE: BR) today announced that Jim Young, Chief Financial Officer, will be stepping down from his role to pursue an opportunity with Indigo Ag, Inc., a private company operating at the intersection of technology, markets and sustainability. Mr. Young will continue as CFO through the release of the company’s fourth quarter fiscal year 2020 earnings and will leave Broadridge on August 31, 2020.

Matt Connor, Chief Financial Officer of Broadridge’s Global Technology and Operations (“GTO”) business, will serve as Interim Chief Financial Officer until a permanent successor is named. Broadridge has initiated a search process for a permanent successor that will include both internal and external candidates and has engaged a leading executive recruitment firm to lead this process.

"I have worked closely with Jim the past six years and thank him for his tremendous impact, leadership and partnership. I wish him great success in the next chapter of his career,” said Tim Gokey, CEO of Broadridge. “Jim leaves Broadridge financially strong, well on track to meet our financial goals for fiscal 2020 and our three-year growth targets, and well positioned for continued long-term growth.

“Matt Connor has been a strong financial leader of our GTO business over the past five years, helping to drive significant revenue and earnings growth while playing an important role in the ongoing transformation of that business. I look forward to working even more closely with him in his role as Interim CFO,” Mr. Gokey concluded.

Mr. Young has served as Broadridge’s CFO since 2014, during which time the Company has achieved double-digit compound annual recurring revenue growth, mid-teens adjusted earnings growth, and was added to the S&P 500.

"It has been a privilege to work with such an exceptional team during my time at Broadridge, and the decision to step away from my role during this exciting and dynamic time of growth for the company was not an easy one,” said Young. “However, I take this next step knowing that Broadridge, led by Tim and team, will continue to be successful for years to come."

A member of Broadridge’s Executive Leadership Team, Mr. Connor has been CFO of Broadridge’s GTO business since 2015. As GTO’s CFO, he has helped oversee double-digit annual growth in revenue and earnings, significant margin expansion and the development of both our Capital Markets and Wealth Management businesses. He joined Broadridge in 2007 and has held a variety of roles in finance and business unit leadership, including leading Broadridge’s fixed income business. Prior to joining Broadridge, he held senior finance roles at Gartmore Global Investments, First USA and CoreStates Bank.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 (the “2019 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2019 Annual Report.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than U.S. $7 trillion in fixed income and equity securities trades per day. Broadridge is part of the S&P 500® Index and employs over 11,000 associates in 18 countries.

For more information about Broadridge, please visit www.broadridge.com.

Investors:
Edings Thibault
Investor Relations
(516) 472-5129

Media:
Gregg Rosenberg
Corporate Communications
(212) 918-6966

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